Exhibit 99.1

press release

Radian Announces Tender Results, Expiration of Cash Tender Offers to Purchase its Notes due 2020 and 2021 and Planned Redemption of Notes due 2020

Philadelphia, June 20, 2019 — Radian Group Inc. (NYSE: RDN) (the “Company”) today announced the results of its previously announced cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 5.25% Senior Notes due 2020 (the “2020 Notes”) and 7.00% Senior Notes due 2021 (the “2021 Notes” and collectively with the 2020 Notes, the “Notes”). The Tender Offers for the Notes expired at 5:00 p.m. New York City time, on June 19, 2019 (the “Expiration Time”). The Tender Offers were made pursuant to an Offer to Purchase dated June 13, 2019 (the “Offer to Purchase”), which sets forth the terms and conditions of the Tender Offers.

As of the Expiration Time, as reported by Global Bondholder Services Corporation, the depositary and information agent for the Tender Offers, the aggregate principal amount of 2020 Notes and 2021 Notes that had been validly tendered and not validly withdrawn, and the percentage of the outstanding principal amounts of 2020 Notes and 2021 Notes represented thereby, are set forth in the table below:

Notes	Principal Amount Tendered	Amount Tendered as Percentage of Outstanding Principal Amount	Principal Amount Submitted Pursuant to Guaranteed Delivery Procedures (not included in Principal Amount Tendered)
5.25% Senior Notes due 2020	$207,167,000	88.49%	$2,046,000
7.00% Senior Notes due 2021	$127,301,000	64.40%	—

The obligation of the Company to accept any Notes tendered and to pay the consideration therefor is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of an offering of senior debt securities, which the Company commenced concurrently with the Tender Offers (the “Debt Financing”), the net proceeds of which, together with other available cash, will be sufficient to fund the Tender Offers. The Company may amend the conditions or extend or terminate the Tender Offers at its sole discretion. The Debt Financing is expected to close on June 24, 2019, subject to customary closing conditions.

Subject to the terms and conditions of the Tender Offers as set forth in the Offer to Purchase, all of the Notes validly tendered and not withdrawn as of the Expiration Time will be accepted for purchase by the Company. Payment for the Notes validly tendered and not validly withdrawn prior to the Expiration Time will be made promptly on June 24, 2019 (the “Settlement Date”). Holders of Notes tendered prior to the Expiration Time will receive the tender offer consideration set forth in the Offer to Purchase, plus accrued and unpaid interest up to but excluding the Settlement Date.

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The dealer manager for the Tender Offers is RBC Capital Markets, LLC (the “Dealer Manager”). The information agent for the Tender Offers is Global Bondholder Services Corporation (the “Information Agent”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager at (toll-free) (877) 381-2099 or (212) 618-7843. Requests for documents should be directed to the Information Agent at (toll-free) (866) 470-4500 or (for banks and brokers) (212) 430-3774 or 65 Broadway, Suite 404, New York, NY 10006. A copy of the Offer to Purchase and other relevant documentation are also available at the following web address: https://gbsc-usa.com/radian/.

Planned Redemption of Notes due 2020

The Company intends to redeem the remaining 2020 Notes not purchased on the Settlement Date on or promptly after July 25, 2019, in accordance with the terms of the related indenture (the “Redemption”). The Company also may, from time to time, purchase other outstanding debt securities through open market purchases, privately negotiated transactions, pursuant to redemption rights under the applicable indenture, in tender offers, exchange offers or otherwise. Any future purchases of outstanding Notes may be on the same terms or on terms that are more or less favorable to holders of the Notes than the terms of the Tender Offers. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) may be available to the Company or, if available, the Company will choose to pursue in the future.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. The Company, subject to applicable law, may amend, extend or terminate one or both of the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Information Agent or the depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

About Radian

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk.

press release

Forward-Looking Statements

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement, including with respect to the Debt Financing condition. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission.

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Contacts:

Emily Riley – Phone: 215.231.1035

Email: emily.riley@radian.com